Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 15, 2021, with respect to the consolidated financial statements of Hygo Energy Transition Ltd. included in the Registration Statement (Form S-3) and related Prospectus of New Fortress Energy Inc. for the registration of Class A Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants and 149,055,732 Shares of Class A Common Stock offered by Selling Securityholders.

/s/ Ernst & Young LLP
London, United Kingdom
March 18, 2021